Exhibit 99.1
National Interstate Corporation Reports Preliminary 2013 Results

•	Gross premiums written increased 14% for fourth quarter and 10% for the full year

•	Fourth quarter estimated net income flat; operating income ahead of prior year fourth quarter

•	Fourth quarter combined ratio expected to range between 98% and 99%

•	Earnings conference call to be held on February 26, 2014
Richfield, Ohio, January 30, 2014 – National Interstate Corporation (Nasdaq: NATL) today reported gross premiums written and anticipated net income per share for the 2013 fourth quarter and full year. Gross premiums written increased 14% for the 2013 fourth quarter and 10% for the 2013 full year compared to the same 2012 periods reflecting growth in the alternative risk transfer (ART) and transportation components. The Company expects net income for the 2013 fourth quarter to improve compared to the 2013 third quarter and remain relatively flat compared to the fourth quarter of last year.

Gross Premiums Written

The table below summarizes gross premiums written by business component:

	Three Months Ended December 31,
	2013		2012
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$101,562	56.7%	$91,925	58.6%
Transportation	62,630	34.9%	48,136	30.7%
Specialty Personal Lines	8,218	4.6%	11,353	7.2%
Hawaii and Alaska	4,176	2.3%	3,419	2.2%
Other	2,692	1.5%	2,008	1.3%
Gross premiums written	$179,278	100.0%	$156,841	100.0%

	Year Ended December 31,
	2013		2012
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$326,305	51.7%	$316,114	55.2%
Transportation	228,139	36.1%	180,786	31.5%
Specialty Personal Lines	47,715	7.5%	51,026	8.9%
Hawaii and Alaska	20,096	3.2%	18,383	3.2%
Other	9,738	1.5%	7,161	1.2%
Gross premiums written	$631,993	100.0%	$573,470	100.0%

The Company has experienced top line growth throughout 2013 resulting in full year gross premiums written of $632 million which is an increase of 10% compared to last year. The ART, Transportation and Hawaii and Alaska components had growth for the 2013 full year while specialty personal lines was down as planned compared to 2012. During the third quarter of this year, the Company made the decision to discontinue its commercial vehicle product, which is included in the Specialty Personal Lines component, due to unacceptable historical underwriting results. Commercial vehicle gross premiums written were approximately $1 million and $10 million for the 2013 fourth quarter and full year, respectively.

Gross premiums written for the ART component grew 10% for the 2013 fourth quarter, bringing the 2013 annual growth to 3%. The ART component has experienced growth throughout the year from continued high customer retention in the group programs, increased exposures, improved rate levels, and the addition of new customers, particularly national accounts. However, this growth has been partially offset by business that was not renewed in 2013 primarily for underwriting reasons including approximately $12 million that was written in the 2012 fourth quarter.

The Transportation component experienced significant growth both for the fourth quarter and full year. The Company has improved the rate adequacy for this component which has contributed to the growth. The majority of the 2013 fourth quarter and full year growth was attributable to new products or product extensions that were introduced throughout the year. Those products include waste operations, energy distributers, tow truck operators and excess liability coverages which are all trucking products, as well as home delivery which is an extension of our moving and storage insurance offerings.

Estimated Earnings per Share

The Company’s net income per share, determined in accordance with U.S. generally accepted accounting principles (GAAP), includes after-tax net realized gains from investments that may not be indicative of our ongoing operations. The following table reconciles net income per share to net income per share from operations, a non-GAAP financial measure that we believe is a useful tool for investors and analysts in analyzing ongoing operating trends.

	Three Months Ended December 31,
	2013 Expected Range		2012
Net income from operations per share, diluted	$0.38	$0.42	$0.31
After-tax net realized gains from investments per share, diluted	0.02	0.04	0.11
Net income per share, diluted	$0.40	$0.46	$0.42

	Year Ended December 31,
	2013 Expected Range		2012
Net income from operations per share, diluted	$0.65	$0.69	$1.54
After-tax net realized gains from investments per share, diluted	0.21	0.23	0.21
Net income per share, diluted	$0.86	$0.92	$1.75

The Company anticipates net income for the fourth quarter of 2013 to be relatively consistent as compared to the same period in 2012 attributable to loss and loss adjustment expenses (“LAE”) that remained elevated, offset by favorable underwriting expenses and improved net investment income. The Company expects to report a combined ratio between 98% and 99% for the 2013 fourth quarter which is comparable to the fourth quarter of last year and will have a modest favorable impact to the 2013 full year combined ratio.

Claims: The Company experienced unfavorable development from prior year claims during the 2013 fourth quarter which contributed to an elevated loss and LAE ratio for the quarter. The 2013 full year loss and LAE ratio was adversely impacted by unfavorable development from prior year claims as well as uncharacteristically high claims severity. Three large claims, which occurred during the 2013 second quarter, represent a part of the severe claim activity in accident year 2013, and were related to long-term insureds with historically favorable loss histories. The unfavorable development, from several accident years, added approximately 5 percentage points to the 2013 fourth quarter and approximately 4 percentage points to 2013 full year combined ratios, and was predominately in the commercial auto liability line of business with a portion related to business that is no longer in force. The Company continues to pay particular attention to the commercial auto liability line of business and is taking the necessary steps to restore our historically profitable underwriting results. Throughout 2013 the Company has improved pricing on renewed business which is evidenced by the high single and in some cases double digit rate increases that are occurring in most of the Company’s commercial products. Additionally the Company has non-renewed or priced away over $60 million in unprofitable business, and priced new business at levels required to achieve improved combined ratios. These actions, which have driven lower claim frequencies, are expected to counter the increased loss severity and weak pricing environment that have eroded margins in recent years.

Underwriting Expenses: The expected underwriting expense ratios for both the 2013 fourth quarter and full year were improved compared to historical run rates primarily due to expenses growing at a slower rate than earned premium. In addition, a portion of the Company’s compensation expense is variable and was lower than previous years as a result of the elevated 2013 full year loss and LAE ratio.

Investments: Investment income continued to improve throughout the year as a result of increasing invested assets, an uptick in fixed income yields, and strong equity markets. The Company expects to report investment income of approximately $9 million for the 2013 fourth quarter and $33 million for the 2013 full year. In addition, the Company achieved realized gains from investments in excess of $6 million for the second year in a row.
Investor Conference

The Company’s management will make a presentation at the upcoming Bank of America Merrill Lynch 2014 Insurance Conference in New York City on February 13, 2014. The presentation may include forward-looking and other material information and will be available on the Company’s website at http://invest.natl.com.
Earnings Conference Call

The Company will hold a conference call to discuss the 2013 fourth quarter and full year results on Wednesday, February 26, 2014 at 10:00 a.m. Eastern Time. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (877) 837-3911. Please dial in 5 to 10 minutes prior to the scheduled starting time. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website.
Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, any weaknesses in the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; our ability to manage our growth strategy, customer response to new products and marketing initiatives; tax law and accounting changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

About National Interstate Corporation
Celebrating 25 Years
National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated "A" (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).

Contact:
Gary Monda
National Interstate Corporation
877-837-0339
investorrelations@natl.com
www.natl.com